CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 151 to the Registration Statement on Form N-1A of ETF Managers Trust of our report dated November 29, 2021, relating to the financial statements and financial highlights of ETFMG 2x Daily Alternative Harvest ETF (a series of ETF Managers Trust) included in the September 30, 2021 Annual Report of ETF Managers Trust on Form N-CSR.

We also consent to the references to our Firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such registration statement.

/s/ WithumSmith+Brown, PC
New York, NY
August 15, 2022